Exhibit 99.1

American Software Reports Preliminary First Quarter of Fiscal Year 2011 Results

Operating Earnings Increased 39%, Driven by 7% Revenue Growth and Lower Costs

Company Achieves 38th Consecutive Quarter of Profitability

ATLANTA--(BUSINESS WIRE)--September 1, 2010--American Software, Inc. (NASDAQ: AMSWA) today reported financial results for the first quarter of fiscal year 2011, delivering a 39% increase in first quarter operating earnings when compared to the first quarter of fiscal 2010, achieving 38 consecutive quarters of profitability and completing 28 consecutive quarters of dividend distributions to shareholders.

GAAP net earnings for the quarter ended July 31, 2010 were $1.4 million or $0.05 per fully diluted share, an increase of 16% over the first quarter of fiscal 2010. Adjusted net earnings for the quarter ended July 31, 2010, which excludes stock-based compensation expense and acquisition-related amortization of intangibles, were $1.6 million or $0.06 per fully diluted share, compared to $2.0 million or $0.08 per fully diluted share for the same period last year, which excluded stock-based compensation expense, acquisition-related amortization of intangibles, and expenses related to the Logility tender offer. Total revenues for the quarter ended July 31, 2010, at approximately $19.1 million, increased 7% compared to the first quarter of fiscal 2010. Software license fees for the quarter ended July 31, 2010 were $2.8 million, a decrease of 33% from the first quarter of fiscal 2010. Services and other revenues for the quarter ended July 31, 2010 were $9.2 million, an increase of 34% from the first quarter of fiscal 2010. Maintenance revenues for the quarter ended July 31, 2010 were approximately $7.1 million, an increase of 4% from the first quarter of fiscal 2010. Operating earnings for the quarter ended July 31, 2010 were $2.0 million, an increase of 39% over the first quarter of fiscal 2010.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with no debt and with cash and investments of approximately $52.9 million as of July 31, 2010. During the first quarter, the Company repurchased 77,975 shares of its common stock for approximately $369,000 under its authorized stock repurchase program.

“We are pleased to achieve our 38th consecutive quarter of profitability and an increase of net earnings by 16% over the same period last year despite the general market uncertainty that continues to affect the predictability of capital expenditures,” stated James C. Edenfield, president and CEO of American Software. “During the quarter, Logility, our wholly-owned subsidiary, announced the general availability of Logility Voyager Solutions V8, which is the most comprehensive product update in the Company’s history. We are excited about the new capabilities and increased flexibility the solution suite offers companies seeking the ability to reduce costs, optimize inventory investments and production resources and accelerate sales and operations planning,” continued Edenfield.

“Our sustained profitability has continued to allow the Company to provide a tangible benefit to our shareholders with a quarterly dividend as well as a share repurchase program,” said Edenfield. “On August 17, 2010 our Board of Directors authorized the Company's next quarterly dividend of $0.09 per common share, which is payable on December 3, 2010 to shareholders of record at the close of business on November 19, 2010. This will mark our 29th consecutive quarter of dividend distributions to shareholders.”

Additional highlights for the first quarter of fiscal year 2011 include:

Customers:

  Notable new and existing customers placing orders with the Company in the first quarter include: 3M Canada, American Cast Iron Pipe Company, Continental Mills, Foschini Retail Group Pty., Joseph A. Bank Clothiers, Knorr-Bremse Australia, London Luxury, Peninsula Beverage Company, Pentair Residential Filtration, R.G. Barry Corp., Sonoco Products Company, Universal Fiber Systems, and Valmont Industries.
  During the quarter, software license agreements were signed with customers located in 12 countries including: Australia, Brazil, Canada, Republic of Colombia, France, Ireland, Mexico, Singapore, South Africa, Thailand, the United Kingdom, and the United States.
  Logility, a wholly-owned subsidiary of the Company, congratulated the recipients of AMR Research’s annual Supply Chain Top 25, an honor that identifies the top 25 Fortune 500 companies that best demonstrate leadership in applying demand-driven principles to drive business results. In its sixth year, the 2010 AMR Research Supply Chain Top 25 recognized several Logility customers, including Proctor & Gamble, HP and Microsoft, for their innovation and ability to develop and execute advanced supply chain principles to gain competitive advantage, reduce costs and improve customer satisfaction. In all, more than 20 percent of the Top 25 rely on Logility Voyager Solutions to drive supply chain excellence.
  Logility, along with Sigma-Aldrich, Gartner and Supply & Demand Chain Executive magazine, examined the many layers of supply chain complexity and the effective strategies companies have followed to create highly efficient global operations. During the June 24, 2010 webcast, Manage Complexity in Your Supply Chain, participants from 19 countries and dozens of industries shared solutions and strategies to tackle some of today’s most challenging supply chain issues. The long-running webcast series is part of Logility’s ongoing commitment to stimulating discussion and sharing supply chain best practices with the industry.
  New Generation Computing (NGC), a wholly-owned subsidiary of the Company, announced that SPANX, the shapewear innovator whose hundreds of shaping and contouring undergarment designs have redefined beauty and fashion for women and men around the world, began implementation of NGC’s e-PLM® and e-SPS® software for product lifecycle management (PLM) and global sourcing. NGC’s software will help SPANX increase its speed to market and improve organization, collaboration and communication between designers, factories and employees.
  NGC announced that Ivory International, a private label manufacturer of men’s and women’s apparel for leading retailers, implemented NGC’s CPSIA Compliance Software. The software streamlines complex testing processes, making it easier for companies to meet the stringent requirements of the Consumer Product Safety Improvement Act (CPSIA).

Products and Technology:

  Logility announced the general availability of Logility Voyager Solutions V8, the most comprehensive product update in the company’s history. The latest release provides significant enhancements that enable distribution-intensive companies to more strategically evaluate, optimize and manage the growing complexity of today’s global supply chain networks while simultaneously reducing costs and boosting customer service.
  For the 13th consecutive year, Logility was named by Inbound Logistics magazine as a Top IT Logistics Provider. Drawn from a pool of more than 300 companies this year and based on questionnaires, personal interviews and other research, Inbound Logistics editors selected the Top 100 Logistics IT Providers that will help lead the industry in 2010.
  Supply & Demand Chain Executive magazine recognized Logility’s role in helping companies rebound from the global financial crisis by honoring the company as a member of the 2010 Supply & Demand Chain Executive 100. Logility was recognized for continually investing in research and development to drive innovation and deliver new supply chain capabilities that help companies reduce costs, improve product availability, increase visibility, and execute in a renewed growth environment.
  NGC was selected by Inbound Logistics magazine as a Top IT Logistics Provider for the third year in a row. This annual award recognizes the “best of the best” companies in supply chain management, logistics and transportation, as chosen by the editors of Inbound Logistics.

About American Software, Inc.

Atlanta-based American Software (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of supply chain management solutions for companies of all sizes. Logility Voyager Solutions™ is a comprehensive suite which includes supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); inventory and supply optimization; manufacturing planning and scheduling; transportation planning and management; and warehouse management. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers supply chain solutions to small and midsized manufacturers, distributors and retailers. Demand Management’s Demand Solutions® suite is widely deployed and globally recognized for forecasting, demand planning and point-of-sale analysis. Logility and Demand Management proudly serve customers such as Arch Chemicals, Avery Dennison Corporation, McCain Foods, Pernod Ricard, Sigma Aldrich, and VF Corp. New Generation Computing Inc. (NGC), a wholly-owned subsidiary of American Software, provides PLM, Global Sourcing and ERP solutions to the fashion, apparel, footwear, and retail industries. NGC’s global customers include A|X Armani Exchange, Carter’s, Maggy London, Hugo Boss, Dick’s Sporting Goods, Parigi Group, and Tristan America. For more information about American Software, please visit www.amsoftware.com, call 800-726-2946 or email: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty, the timing and degree of business recovery, unpredictability and the irregular pattern of future revenues, dependence on particular market segments or customers, competitive pressures, delays, product liability and warranty claims and other risks associated with new product development, undetected software errors, market acceptance of the Company’s products, technological complexity, the challenges and risks associated with integration of acquired product lines, companies and services, as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2010 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc., Demand Solutions is a registered trademark of Demand Management, Inc., and NGC and New Generation Computing, Inc. are registered trademarks and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended
	July 31,
	2010	2009	Pct Chg.
Revenues:
License	$2,794	$4,144	(33%)
Services & other	9,231	6,873	34%
Maintenance	7,069	6,817	4%
Total Revenues	19,094	17,834	7%

Cost of Revenues:
License	693	856	(19%)
Services & other	6,551	4,624	42%
Maintenance	1,656	1,711	(3%)
Total Cost of Revenues	8,900	7,191	24%
Gross Margin	10,194	10,643	(4%)
Operating expenses:
Research and development	2,408	2,229	8%
Less: capitalized development	(631)	(559)	13%
Sales and marketing	3,317	3,700	(10%)
General and administrative	2,842	3,821	(26%)
Provision/(Recovery) of doubtful accounts	28	(320)	nm
Amortization of acquisition-related intangibles	214	88	143%
Stock option compensation charge related to the Logility tender offer	-	230	nm

Total Operating Expenses	8,178	9,189	(11%)
Operating Earnings	2,016	1,454	39%
Interest Income (Expense) & Other, Net	241	618	(61%)
Earnings Before Income Taxes and Noncontrolling Interest	2,257	2,072	9%
Income Tax Expense	884	801	10%
Net Earnings	$1,373	$1,271	8%
Net earnings attributable to noncontrolling interests	-	90	nm
Net Earnings attributable to American Software, Inc.	$1,373	$1,181	16%
Earnings per common share: (1)
Basic	$0.05	$0.05	0%
Diluted	$0.05	$0.05	0%

Weighted average number of common shares outstanding:
Basic	25,540	25,302
Diluted	25,926	25,741

Reconciliation of Adjusted Net Earnings:
Net Earnings	$1,373	$1,181
Amortization of acquisition-related intangibles (2)	130	54
Stock-based compensation (2)	139	112
Stock option compensation charge related to the Logility tender offer (2)	-	141
Expenses related to the Logility tender offer (3)	-	543
Adjusted Net Earnings	$1,642	$2,031	(19%)

Adjusted Net Earnings per Diluted Share	$0.06	$0.08	(25%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.05 for the three months ended July 31, 2010 and 2009.

(2) - Tax affected using the effective tax rate for the three month period ended July 31, 2010 and 2009.

(3) - Not tax affected due to no tax deduction recorded on these expenses nm- not meaningful

AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)
	July 31,	April 30,
	2010	2010

Cash and Short-term Investments	$36,703	$38,030
Accounts Receivable:
Billed	9,137	8,721
Unbilled	2,646	2,419
Total Accounts Receivable, net	11,783	11,140
Prepaids & Other	2,365	3,373
Current Assets	50,851	52,543

Investments - Non-current	16,163	15,849

PP&E, net	6,444	6,490
Capitalized Software, net	7,515	6,890
Goodwill	12,601	12,601
Other Intangibles, net	2,432	2,677
Other Non-current Assets	107	125
Total Assets	$96,113	$97,175

Accounts Payable	$1,197	$986
Accrued Compensation and Related costs	1,556	2,949
Dividend Payable	2,296	2,284
Other Current Liabilities	3,388	1,986
Deferred Tax Liability - Current	63	63
Deferred Revenues	14,412	15,147
Current Liabilities	22,912	23,415

Deferred Tax Liability - Long term	1,073	1,480

Shareholders' Equity	72,128	72,280

Total Liabilities & Shareholders' Equity	$96,113	$97,175

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer